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                                                                   Exhibit 4.(e)



                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of this 30th day of September, 1997 by and between Joseph Burt ("Executive") and Biosystems, Inc., a corporation organized under the laws of Pennsylvania (the "Company").

                              W I T N E S S E T H :

      WHEREAS, Bacou USA, Inc. has entered into an agreement to purchase the Company and desires to clarify the terms and conditions upon which Executive shall continue to be employed by the Company; and

      WHEREAS, Executive is now Vice President of Sales of the Company;

      WHEREAS, the Company wishes to secure the services of Executive as its Vice President of Sales for the period provided in this Agreement; and

      WHEREAS, Executive is willing to enter into this Agreement for such period and on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Executive hereby agree as follows:

      1. EMPLOYMENT. During the period of employment set forth in Section 2 of this Agreement, the Company shall employ Executive, and Executive shall serve as Vice President of Sales of the Company. Executive agrees to faithfully perform the duties assigned to him to the best of his ability and, except for vacations and periods of temporary illness, to devote his full time and attention to the Company's business. Ancillary employment such as writing, teaching or lecturing as well as the acceptance of honorific titles may be undertaken by the Executive only with the approval of the Chief Executive Officer of Bacou USA, Inc. or his designee ("Chairman"). Executive also agrees that he will not engage in any other business activities without the prior approval of the Chairman. Executive may only serve as an officer, director, trustee or committee member, or in any similar position, of a reasonable number (maximum two) of trade associations and religious, charitable, educational, civic or other non-business organizations, subject to the approval of the Chairman. The Executive represents and warrants to Company that he is now under no contract or agreement nor will he execute any contract or agreement that will in any manner interfere, conflict with or prevent him from performing his duties under the terms and conditions of this Agreement, recognizing that his performance hereunder will require the devotion of his full time and attention during and beyond regular business hours during the Term (as hereinafter defined), including substantial travel.

      2. PERIOD OF EMPLOYMENT. This Agreement shall become effective upon the closing of the transaction in which Bacou USA, Inc. becomes the direct or indirect owner of the Company and its terms shall be applicable to the first day of the Initial Term, as defined herein. The Executive's employment under this Agreement shall initially cover the period October 1, 1997 to


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December 31, 2000 (the "Initial Term"). On January 1, 2001, and at the end of
each year thereafter, the period of employment shall be automatically extended, without further action by either party, for successive one year periods (the "Renewal Term") unless at least six months prior to the end of any Term either party shall have served written notice on the other of its election to allow this Agreement to terminate at the end of such Term. The Initial Term and any Renewal Terms are hereinafter sometimes collectively referred to as the "Term."

      If either party notifies the other party that it shall not extend the period of employment, Company may, at its option, decide that the Executive shall take a leave-of-absence for part or all of the remaining time of his employment, continuing to receive all compensation as if actively working.

      3. TERMINATION. The period of employment shall be terminated upon the first to occur of the following:

      (i) The expiration of the period of employment pursuant to Section 2 of this Agreement.

      (ii)     The Executive's death.

      (iii) The Executive becoming permanently disabled. Permanent disability shall mean physical or mental incapacity of a nature which prevents Executive from performing his duties under this Agreement for a period of more than six months in any twelve month period.

      (iv) The Executive's employment being terminated by the Company for cause. Termination for cause shall mean termination by action of the Board of Directors of the Company because of the willful failure of Executive to perform his duties and obligations under this Agreement or failure to execute in a reasonable and responsible manner the policies of the Company or gross negligence in the performance of his duties under this Agreement or the commission by Executive of a felony.

      4.  COMPENSATION AND BENEFITS.

      (a) During the Employment Period, the Executive shall receive regular compensation (the "Base Salary") at the initial rate of One Hundred and Sixty Thousand Dollars ($160,000.00) per annum for the period January 1, 1997 through December 31, 1998. The executive shall receive a salary of fifty thousand dollars ($50,000.00) for the period October 1, 1997 through December 31, 1997 (the "Stub Period Salary"). The Base Salary and the Stub Period Salary shall be payable in arrears less the usual payroll deductions at the same times and in the same manner as salaries paid to other employees. The Executive shall participate in any wage increases applicable generally to the Company's salaried employees. The Base Salary prevailing at any time shall be reviewed annually for a possible increase on January 1 of each year beginning in 1999.


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       (b) In addition to the Base Salary, the Executive shall be entitled to receive annual incentive compensation payments ("Incentive Compensation") at such time and in such amounts as may be determined pursuant to the Bonus Plan for Executives of subsidiaries of Bacou USA, Inc., as in effect for the applicable year; provided, however, that the percentage bonus for the Fiscal Year ending December 31, 2000 shall not exceed thirty-five percent (35%) of Executive's Base Salary for such year. Executive acknowledges that, by agreeing to participate in the Bonus Plan for Executives of subsidiaries of Bacou USA, Inc., he thereby waives any rights to participate in any other incentive compensation plan of the Company. The Executive will not be eligible to receive any Incentive Compensation for the period October 1, 1997 through December 31, 1997.

      (c) Incentive Compensation shall be paid by the Company for the prior fiscal year within ten (10) days after a decision is made by the Board of Directors of the Company as to the amount of such Incentive Compensation, but in any event no later than the earlier of the annual meeting of the Board of Directors of the Company or March 31.

      (d) The Executive shall be entitled to participate in any stock option plan which Bacou USA, Inc. may adopt for the Company at levels to be determined by the board of directors of the Company in their sole discretion. In connection with the execution of this Agreement and subject to the execution of the stock option agreement attached hereto as Exhibit A, Executive shall be granted options to purchase three thousand (3,000) shares of common stock of Bacou USA, Inc. at a per share price equal to the closing price on September 30, 1997.

      (e) The Executive shall be entitled to participate in all savings, thrift, retirement or pension, short term and long term disability, health and accident, Blue Cross/Blue Shield, Major Medical or other hospitalization, holiday, vacation, and other fringe benefit programs generally available to senior executives of the Company in accordance with and subject to the terms and conditions of such programs.

      (f) In addition, the Executive shall be entitled to receive the following benefits:

               (i) The Executive will have the use of a Company car, subject to the Automobile Policy of Bacou USA, Inc..

               (ii) The Executive shall be entitled to vacation pursuant to the Company's Executive Vacation Policy. Vacation days will be taken at a time convenient for both the Executive and the Company. To the extent the Executive does not take all vacation days the remaining days will be carried forward for an unlimited period or be paid to the Executive at the level of his Base Salary valid for the fiscal year in which vacation days are not taken.

               (iii) When traveling on Company business, the Executive will be provided coach-class airfare on domestic trips; business class airfare will be provided on international trips with a duration of seven hours or greater if requested by the Executive.

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               (iv) The Executive is authorized to incur reasonable expenses in connection with and for the promotion of the business of the Company, including expenses for meals and lodging, (regular hotel room, no suites) entertainment, and similar items as required from time to time by the Executive's duties. The Company shall reimburse the Executive for all such expenses upon the presentation of an account therefor, together with appropriate supporting documentation.

      5. LIMITATIONS ON AUTHORITY. Except as otherwise provided herein, approval by the Chairman must be obtained prior to the Executive taking any of the following actions on behalf of the Company or any of its affiliates:

              (a) Acquisition or disposition of real property or any rights deriving therefrom, or changing title in any such real property.

              (b) Making unplanned capital expenditures or any commitment therefore;

              (c) Borrowing or guaranteeing any borrowings from or on behalf of any party, or altering the terms of any loan agreements for such borrowings except for any such loans or borrowings as shall be agreed upon by the Board of Directors of the Company;

              (d)    Hiring or terminating salaried personnel;

              (e) Granting retirement benefits or other non-earned income to any individual which is not available to all employees;

              (f) Modification of the pension plan or other benefit plan, e.g., health insurance;

              (g) Acquiring the assets or shares of another company or partnership;

              (h) Acquiring or disposing of the assets or shares of the Company or any of its affiliates;

              (i) Entering into or terminating agreements of any kind or nature with a monthly financial obligation in excess of U.S. $3,000 for more than six (6) months;

              (j) Making basic changes in the administration, organization, production, and distribution of the Company or any of its affiliates, as well as closing or curtailing the functions of the Company or any of its affiliates;

              (k)    Filing any lawsuit;

              (l) Entering into any transaction on behalf of the Company or its affiliates which is not in the usual course of its business;



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              (m)    Adoption or modification of the annual budget.

      Notwithstanding the foregoing, approval is not required for any action provided for in the approved and applicable annual budget or annual plan of the Company. In addition, should the Chairman be unavailable, if an emergency arises which requires the Executive to take immediate action in which approval as set forth in this Section would otherwise be required, the Executive is no longer bound by the limitations described above and is authorized to make a decision in the best interests of the Company. The Executive will immediately inform the Chairman of any such decisions made by him.

      6. NON-DISCLOSURE OF INFORMATION. It is understood that the business of the Company and its affiliates is of a confidential nature. During the period of the Executive's employment with the Company, the Executive may have received and/or may secure confidential information concerning the Company or any of the Company's affiliates or subsidiaries which, if known to competitors thereof, would damage the Company or its said affiliates or subsidiaries. The Executive agrees that during and after the term of this Agreement he will not (except as authorized by the Company or in the proper performance of his duties or except as ordered by a court or other body of competent jurisdiction or as otherwise required by law), directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of the Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to trade secrets, systems, manuals, confidential reports, methods, processes, designs, equipment lists, operating procedures, equipment and methods used and preferred by the Company's customers. Upon termination of this Agreement, the Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its subsidiaries or affiliates which are, directly or indirectly, in the possession or under the control of the Executive. The provisions of this paragraph shall continue to apply after the Executive ceases to be employed by the Company for a period of three (3) years except in respect of any information or knowledge disclosed to the public, other than through an unauthorized disclosure by the Executive.

      7. TRADE SECRETS. The Executive covenants that he shall, while employed by the Company, assign, transfer, and set over to the Company or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or other developments (hereinafter "Inventions") which he may, thereafter, alone or in conjunction with others, during or outside normal working hours, conceive, make, acquire or suggest at any time which relate to the products, processes, work, research, or other activities of the Company or any of its subsidiaries or affiliates. Any and all Inventions which are of a proprietary nature and which the Executive may conceive, may acquire or suggest, either alone or in conjunction with others, during his employment with the Company (whether during or outside normal working hours) relating to or in any way pertaining to or connected with the Company's business, shall be the sole and exclusive property of the Company or its designee and the Executive, whenever requested to do so by the Company, shall, without further compensation or consideration



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properly execute any and all applications, assignments or other documents which the Company or its designee shall deem necessary in order to apply for and obtain Letters Patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to the Company or its designee the sole and exclusive right, title and interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by the Executive during the term of his employment by the Company, and shall be binding upon his assigns, executors, administrators, and other legal representatives.

      8. NON-COMPETITION. (a) During the term of this Agreement or any renewal thereof and, at the Company's option for a period of up to one year thereafter, should the Executive's contract be terminated or not be renewed, the Executive agrees that he will not within the geographical area of the United States, engage, either directly or indirectly, individually or as an owner, partner, joint venturer, employee, officer, director, stockholder, consultant, independent contractor or lender of or to any corporation, holding company or other business entity which is in a business similar to that of the Company or any of its affiliates. In the event that the Company chooses to exercise its option to prevent the Executive from competing with the Company following termination or non-renewal of his employment, the Company shall notify the Executive in writing within two (2) weeks following his last day of employment or within two (2) weeks of notice by the Company of its decision that the Executive shall take a leave-of-absence, in either case specifying the period of up to one year following termination, resignation, or non-renewal of employment during which such competitive activity shall be prohibited. In the event the Company exercises its option, the Company shall continue to pay Executive his Base Salary at the time of termination, resignation or non-renewal for the period during which the Executive is prohibited from competition with the Company. Notwithstanding the foregoing, the Executive (as hereinbefore described in Section 2(d)) may own five (5%) percent of the securities of any business in competition with the business of the Company or any of its affiliates, which securities are regularly traded on a public exchange, provided that any such ownership shall not result in the Executive becoming a record or beneficial owner at any time of more than five (5%) percent of equity securities of said business entity.

      (b) The Executive shall not during the term of his Employment under this Agreement or any renewal thereof, and for a period of one (1) year thereafter, employ, retain or arrange to have any other person or entity employ or retain any person who was employed by the Company or any of its affiliated companies having an annual compensation of at least U.S. $50,000 per annum during the term of this Agreement or any renewal thereof.

      (c) If any provision of this Section is held to be unenforceable because of the scope, duration or area of its applicability or otherwise, the legal entity making that determination will have the power to modify the scope, duration or area, or all of them, and the provision will then apply in its modified form.

      9. PROPERTY. All letters, memoranda, documents, business notes (including all copies thereof) and other information contained on any other computer media including computer disks


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and hard drives of the Executive in any manner relating to the duties of
Executive under this agreement are the property of the Company.

      10. NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) three (3) business days after mailing, if sent by registered or certified mail, postage prepaid, return receipt requested;
(iii) one (1) business day after mailing, if sent via overnight courier; or (iv) upon transmission, if sent by telex or facsimile except that if such notice or other communication is received by telex or facsimile after 5:00 p.m. on a business day at the place of receipt, is shall be effective as of the following business day. All notices and other communications hereunder shall be given as follows:

      (a)     If to the Company, to it at:

              Biosystems, Inc.
              651 South Main Street
              Middletown, Connecticut 06457
              Attention:  President
              Telephone Number 860-344-1079
              Facsimile 860-344-1068

              with copies to:

              Bacou USA, Inc.
              10 Thurber Boulevard
              Smithfield, Rhode Island 02917
              Attention:  President
              Telephone Number 401-232-1200
              Facsimile Number 401-232-2230


              Edwards & Angell
              2700 Hospital Trust Tower
              Providence, Rhode Island 02903
              Attention:  Susan Keller, Esq.
              Telephone Number 401-274-9200
              Facsimile Number 401-276-6611

      (b)     If to Executive, to him at:

              C/O Biosystems, Inc.
                  651 South Main Street
              Middletown, Connecticut 06457
              Telephone Number 860-344-1079
              Facsimile Number 860-344-1068



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Any party may change its address for receiving notice by written notice given to the other names above in the manner provided above.

      11. FULL AND COMPLETE AGREEMENT; AMENDMENT. This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements. This Agreement may be modified only by a written instrument executed by both parties.

      12. CONSTRUCTION. This Agreement shall be construed under the laws of the State of Connecticut.

      13. ARBITRATION. Notwithstanding the fact that the parties shall be entitled to equitable relief in order to enforce certain provisions hereunder (e.g., temporary restraining orders or injunctive relief), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the "Commercial Arbitration Rules" of the American Arbitration Association in effect on the date of this Agreement, except as varied below. The site of any such arbitration shall be Hartford, Connecticut and any award shall be deemed to be a Hartford, Connecticut award. There shall be a single arbitrator who shall be admitted to practice law in Connecticut, with no less than ten (10) years experience in the handling of commercial or corporate matters or disputes. The arbitrator shall render a written decision stating his reasons therefor, and shall render an award within six (6) months of the request for arbitration, and such award shall be final and binding upon both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. The substantive law to be applied to any case determined pursuant to this Section 13 is that of State of Connecticut. The expense of arbitration shall be borne by the respective parties except to the extent that the arbitrators shall determine that the entire expense shall be borne by a single party.

      14. BINDING NATURE. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective, heirs, personal representatives, successors, and assigns.


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      IN WITNESS WHEREOF, the Company and the Executive have duly executed this
Agreement as of the day and year first written above.



BIOSYSTEMS, INC.


By: /s/ John F. Burt, Jr.
    -----------------------------------------
        John F. Burt, Jr.
        President and Chief Executive Officer


By: /s/ Walter Stepan
    -----------------------------------------
        Walter Stepan, Chairman



EXECUTIVE:


/s/ Joseph Burt
---------------------------------------------
    Joseph Burt





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